Exhibit 99.1

Tripath to Appeal Staff Determination Letter from NASDAQ

San Jose, Calif., November 1, 2005 - Tripath Technology Inc. (Nasdaq: TRPH), creators of Class-T ® digital audio amplifiers and Digital Power Processing (DPP®), today announced that it has received, and is appealing, a Staff Determination Letter from Nasdaq. The Staff Determination Letter, which was received on October 26, 2005, indicates that the staff had on April 26, 2005 notified the Company that the bid price of the Company’s Common stock for the last 30 consecutive trading days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 4450(b)(4) and that pursuant to Nasdaq Marketplace Rule 4450(e)(2), the Company was provided a period of 180 calendar days, or until October 24, 2005, to regain compliance.

As previously disclosed, on August 22, 2005, the Company received a letter from the Office of General Counsel, Nasdaq Listing Qualifications Hearings informing it that a Nasdaq Listing Qualifications Panel had determined to transfer the securities of Tripath from the Nasdaq National Market to the Nasdaq SmallCap Market (now called the Nasdaq Capital Market), effective at the opening of business on August 24, 2005. The Company’s securities have traded on the Nasdaq Capital Market since August 24, 2005. As set forth in Nasdaq Marketplace Rule 4310(c)(8)(D), Tripath was afforded the remainder of the Capital Market’s 180 calendar day compliance period, or until October 24, 2005, to regain compliance with the Minimum Price Requirement, as set forth in Nasdaq Marketplace Rule 4310(c)(4).

The Nasdaq Staff Determination letter the Company received on October 26, 2005 indicates (i) that Tripath had not regained compliance with the Minimum Price Requirement, (ii) that Tripath is not eligible for an additional 180 calendar day compliance period given that it does not meet the Nasdaq Capital Market initial inclusion criteria set forth in Nasdaq Marketplace Rule 4310(c), and that (iii) accordingly, Tripath’s securities will be delisted from the Nasdaq Capital Market at the opening of business on November 4, 2005 unless Tripath requests a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq Staff’s delisting determination, in which case the delisting of Tripath’s securities will be stayed pending the Panel’s decision.

The Company is requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff’s delisting determination. The delisting process will be stayed, and the common stock of Tripath Technology Inc. will continue to be traded on the Nasdaq Capital Market until the panel makes a final decision. There can be no assurance the Panel will grant the Company’s request for continued listing.

If the appeal is unsuccessful, the quotation for the Company’s common stock may be quoted on the OTC Bulletin Board (“OTCBB”) provided a market maker files the necessary application with the NASD and such application is cleared and will likely appear in the “Pink Sheets” under the trading symbol “TRPH”.

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®.

Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement

Certain statements in this release contain forward looking statements that involve a number of risks and uncertainties. Actual results could differ materially. Further information regarding these and other risks and uncertainties is included in the Company’s United States Securities and Exchange Commission filings, particularly our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission on August 9, 2005.

Contact:

Tripath Technology Inc.

Jeffrey L. Garon

(408) 750-6801